TAX MATTERS AGREEMENT
by and between
SEACOR Holdings Inc.
and
Era Group Inc.
Dated as of [ ], 2013

TAX MATTERS AGREEMENT
THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [ ], 2013, is by and between SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), and Era Group Inc., a Delaware corporation (“Spinco”). Each of SEACOR and Spinco is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”
WHEREAS, SEACOR, through its various subsidiaries, is engaged in the SEACOR Business (as defined below) and the Era Business (as defined below);
WHEREAS, the board of directors of SEACOR has determined that it is in the best interests of SEACOR, its shareholders and Spinco to create a separate publicly-traded company that will operate the Era Business;
WHEREAS, SEACOR and Spinco have entered into the Distribution Agreement, pursuant to which (i) SEACOR will convert all of its Series A preferred stock and Class B common stock of Spinco into common stock of Spinco (the “Recapitalization”), and (ii) SEACOR will distribute all of the stock of Spinco to its shareholders (the “Distribution”) as described therein;
WHEREAS, prior to consummation of the Recapitalization and the Distribution, SEACOR was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code of which Spinco was a member;
WHEREAS, the Parties intend that, for federal income Tax purposes, the Recapitalization and the Distribution shall qualify as tax-free transactions pursuant to Sections 355, 368(a) and related provisions of the Code; and
WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Recapitalization and the Distribution.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:
ARTICLE I DEFINITIONS
Section 1.01.    General. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 5.01(b).
“Affiliate” has the meaning set forth in the Distribution Agreement.
“Affiliated Group” means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Agreements” has the meaning set forth in the Distribution Agreement.
“Closing Date” means the date on which the Distribution occurs.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Counsel” means Weil, Gotshal & Manges LLP.
“Disqualifying Action” means a SEACOR Disqualifying Action or a Spinco Disqualifying Action.
“Distribution” has the meaning set forth in the preamble to this Agreement.
“Distribution Agreement” means the Distribution Agreement by and between the Parties dated as of [ ], 2013.
“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.
“Effective Time” has the meaning set forth in the Distribution Agreement.
“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of [ ], 2013.
“Era Business” has the meaning set forth in the Distribution Agreement.

“Extraordinary Transaction” shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the Recapitalization or Distribution.
“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.
“Indemnified Party” means the Party that is entitled to seek indemnification from the other Party pursuant to the provisions of Section 2.01.
“Information” has the meaning set forth in Section 4.01.
“Information Request” has the meaning set forth in Section 4.01.
“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.
“IRS Ruling” means the federal income tax ruling, and any supplements thereto, issued to SEACOR by the IRS in connection with the Recapitalization and the Distribution.
“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).
“NOL” shall mean a net operating loss as computed for federal income tax purposes under Section 172 of the Code and utilized by the SEACOR Consolidated Group.
“Notified Action” has the meaning set forth in Section 3.03(a).
“Opinion” means the opinion of Counsel with respect to certain Tax aspects of the Recapitalization and the Distribution.
“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.
“Party” has the meaning set forth in the preamble to this Agreement.
“Person” has the meaning set forth in the Distribution Agreement.
“Prepayment Amount” means the aggregate amount paid by Seacor to Spinco (whether in cash or Series B preferred stock of Spinco) prior to the date hereof in respect of Spinco's estimated NOL for the taxable year ended December 31, 2012.
“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Prior Payment Amount” means the amount, which may be a positive or negative number, equal to the Prepayment Amount plus the amount, if any, paid by SEACOR to Spinco pursuant to Section 2.02(a) minus the amount, if any, paid by Spinco to SEACOR pursuant to Section 2.02(a).
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco and/or one or more holders of outstanding shares of Spinco capital stock, as the case may be, a number of shares of Spinco capital stock that would, when combined with any other changes in ownership of Spinco capital stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Spinco of a shareholder rights plan or (B) issuances by Spinco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person's performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Recapitalization” has the meaning set forth in the preamble to this Agreement.
“Restriction Period” has the meaning set forth in Section 3.02(b).
“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.
“SEACOR” has the meaning set forth in the preamble to this Agreement.
“SEACOR Business” has the meaning set forth in the Distribution Agreement.
“SEACOR Consolidated Group” means the Affiliated Group of which SEACOR is the common parent corporation.
“SEACOR Consolidated Return” shall mean any federal income Tax Return filed by SEACOR as the common parent of its Affiliated Group.
“SEACOR Disqualifying Action” means (i) any action (or the failure to take any action) within its control by SEACOR or any SEACOR Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of SEACOR, any assets of SEACOR or any assets of any SEACOR Entity that, or (iii) any breach by SEACOR or any SEACOR Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “SEACOR Disqualifying Action” shall not include any action described in the Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Recapitalization or the Distribution.
“SEACOR Entity” means any Subsidiary of SEACOR immediately after the Effective Time.
“SEACOR Group” means, individually or collectively, as the case may be, SEACOR and any SEACOR Entity.
“Section 3.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.
“Spinco” has the meaning set forth in the preamble to this Agreement.
“Spinco Disqualifying Action” means (i) any action (or the failure to take any action) within its control by Spinco or any Spinco Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of Spinco, any assets of Spinco or any assets of any Spinco Entity that, or (iii) any breach by Spinco or any Spinco Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “Spinco Disqualifying Action” shall not include any action described in the Distribution Agreement or any Transaction Document or that is undertaken pursuant to the Recapitalization or the Distribution.
“Spinco Entity” means any Subsidiary of Spinco immediately after the Effective Time.
“Spinco Group” means, individually or collectively, as the case may be, Spinco and any Spinco Entity.
“Subsidiary” has the meaning set forth in the Distribution Agreement.
“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes of any kind whatsoever, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Benefit” shall mean a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.
“Tax Detriment” shall mean an increase in the Tax liability (or reduction in refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.
“Tax-Free Status of the Transactions” means the tax-free treatment accorded to the Recapitalization and the Distribution as set forth in the IRS Ruling and the Opinion.
“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Tax Item” shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Materials” has the meaning set forth in Section 3.01(a).
“Tax Matter” has the meaning set forth in Section 4.01.
“Tax Notice” has the meaning set forth in Section 2.06(a).
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.
“Transaction Taxes” shall mean (i) any Tax or Tax Detriment (determined by applying a 35% rate) resulting from any income or gain recognized by SEACOR, Spinco or their Affiliates as a result of the Recapitalization or the Distribution failing to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code or corresponding provisions of other applicable Tax Laws and (ii) any Tax resulting from any income or gain recognized by SEACOR or its Affiliates under Treasury Regulation Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Recapitalization or the Distribution.
“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Recapitalization or the Distribution.
“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally-recognized law firm to the effect that a transaction will not affect the Tax-Free Status of the Transactions.
“U.S.” means the United States of America.
Section 1.02.    Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.
ARTICLE II
ALLOCATION, PAYMENT AND INDEMNIFICATION
Section 2.01.    Responsibility for Taxes; Indemnification.
(a)    SEACOR shall indemnify and hold harmless the Spinco Group for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, incurred in connection therewith) attributable to (i) except as otherwise provided in Section 2.02, 2.03 or 2.06(b), any Taxes of SEACOR or any member of the SEACOR Consolidated Group imposed upon the Spinco Group by reason of the Spinco Group being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law; (ii) all Transaction Taxes, except as otherwise specifically provided in Section 2.01(b)(iii); (iii) SEACOR's portion of any Transfer Taxes determined pursuant to Section 2.05; (iv) any Taxes of the Spinco Group resulting from the breach of any obligation or covenant of SEACOR under this Agreement; and (v) any Taxes of the SEACOR Group for any Post-Closing Period.

(b)    Spinco shall indemnify and hold harmless the SEACOR Group for all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, incurred in connection therewith) attributable to (i) any Taxes of the Spinco Group for any Post-Closing Period other than Taxes described in Section 2.01(a); (ii) any Taxes of the SEACOR Group resulting from the breach of any obligation or covenant of Spinco under this Agreement; (iii) Transaction Taxes, but only to the extent such Transaction Taxes arise from (x) a breach by Spinco or any of its Affiliates of the representations or covenants under Article III, (y) a Spinco Disqualifying Action or (z) an action taken by the Spinco Group that is not required or permitted by the Distribution Agreement and that causes the Recapitalization or the Distribution to be taxable; and (iv) Spinco's portion of any Transfer Taxes determined pursuant to Section 2.05.
(c)    If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Section 2.01, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.01, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party's calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations.
(d)    For all Tax purposes, the SEACOR Group and the Spinco Group agree to treat (i) any payment required by this Agreement as either a contribution by SEACOR to Spinco or a distribution by Spinco to SEACOR, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Taxes by or to a Taxing Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law or by a Final Determination.
(e)    The amount of any indemnification payment pursuant to this Section 2.01 with respect to any Tax liability shall be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax liability by the end of the taxable year in which the indemnity payment is made. The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 2.01(c). If, notwithstanding the treatment required by Section 2.01(d), any indemnification payment pursuant to this Section 2.01 is determined to be taxable to the Indemnified Party by any Taxing Authority, the indemnity payment payable by the Indemnifying Party shall be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.01(e)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.
Section 2.02.    2012 Tax Sharing Payments.
(a)    Following the completion of SEACOR's financial statements for the fiscal year ended on December 31, 2012 (if the true-up payment contemplated by this Section 2.02(a) has not already been made prior to the date hereof), SEACOR shall, in good faith, estimate the NOL, if any, of the Spinco Group or the taxable income (as computed for federal income tax purposes), if any, of the Spinco Group, in each case for the taxable year ended on December 31, 2012, and (i) if taxable income is estimated, then Spinco shall pay, or cause to be paid, to SEACOR the sum of the Prepayment Amount and an amount equal to 35% of such estimated taxable income or (ii) if an NOL is estimated, then either (x) Spinco shall pay, or cause to be paid, to SEACOR an amount equal to the excess (which shall not be a negative number), if any, of the Prepayment Amount over 35% of such estimated NOL or (y) SEACOR shall pay, or cause to be paid, to Spinco an amount equal to the excess (which shall not be a negative number), if any, of 35% of such estimated NOL over the Prepayment Amount. For purposes of estimating the NOL or taxable income of the Spinco Group for the taxable year ended on December 31, 2012, such NOL or taxable income shall be computed solely by reference to the members of the Spinco Group that are members of the SEACOR Consolidated Group for the taxable year ended on December 31, 2012, and shall be determined as though such members filed on a consolidated basis with Spinco as the common parent.
(b)    Following the filing of the SEACOR Consolidated Return for the taxable year ended on December 31, 2012, SEACOR shall calculate the NOL, if any, of the Spinco Group or the taxable income (as computed for federal income tax purposes), if any, of the Spinco Group, in each case for the taxable year ended on December 31, 2012 as reflected in such Seacor Consolidated Return, and
(i)    if an NOL is calculated and the Prior Payment Amount is a positive number, then SEACOR shall calculate the excess, if any, of (x) 35% of such NOL over (y) the Prior Payment Amount, and if the amount of such excess is a positive number, then SEACOR shall pay, or cause to be paid, to Spinco the amount of such excess, or if the amount of such excess is a negative number, then Spinco shall pay, or cause to be paid, to SEACOR the amount of such excess (viewed as a positive number);
(ii)    if an NOL is calculated and the Prior Payment Amount is a negative number, then SEACOR shall pay, or cause to be paid, to Spinco an amount equal to the sum of (x) the Prior Payment Amount (viewed as a positive number) and (y) 35% of such NOL;

(iii)    if taxable income is calculated and the Prior Payment Amount is a positive number, then Spinco shall pay, or cause to be paid, to SEACOR an amount equal to the sum of (x) the Prior Payment Amount and (y) 35% of such taxable income; or
(iv)    if taxable income is calculated and the Prior Payment Amount is a negative number, then SEACOR shall calculate the excess, if any, of (x) 35% of such taxable income over (y) the Prior Payment Amount (viewed as a positive number), and if the amount of such excess is a positive number, then Spinco shall pay, or cause to be paid, to SEACOR the amount of such excess, or if the amount of such excess is a negative number, then SEACOR shall pay, or cause to be paid, to Spinco the amount of such excess (viewed as a positive number).
For purposes of determining the NOL or taxable income of the Spinco Group for the taxable year ended on December 31, 2012, such NOL or taxable income shall be computed solely by reference to the members of the Spinco Group that are members of the SEACOR Consolidated Group for the taxable year ended on December 31, 2012, and shall be determined as though such members filed on a consolidated basis with Spinco as the common parent.
(c)    SEACOR shall prepare and deliver to Spinco a schedule showing in reasonable detail SEACOR's calculation of any amount payable by SEACOR to Spinco pursuant to Section 2.02(a) or (b) or any amount payable by Spinco to SEACOR pursuant to Section 2.02(a) or (b), as the case may be, and, subject to Section 5.01, Spinco shall pay to SEACOR, or SEACOR shall pay to Spinco, as applicable, the amount shown on such schedule no later than fifteen days following the delivery of such schedule by SEACOR to Spinco.
Section 2.03.    2013 Tax Sharing Payments.
(a)    Within one hundred twenty (120) days after the Closing Date, SEACOR shall, in good faith, estimate the NOL, if any, of the Spinco Group or the taxable income (as computed for federal income tax purposes), if any, of the Spinco Group, in each case for the taxable period beginning on January 1, 2013 and ending (with respect to the Spinco Group) on the Closing Date, and (i) if taxable income is estimated, then Spinco shall pay, or cause to be paid, to SEACOR an amount equal to 35% of such estimated taxable income or (ii) if an NOL is estimated, then SEACOR shall pay, or cause to be paid, to Spinco an amount equal to 35% of such estimated NOL. For purposes of estimating the NOL or taxable income of the Spinco Group for such portion of 2013, such NOL or taxable income shall be computed solely by reference to the members of the Spinco Group that are members of the SEACOR Consolidated Group for such portion of 2013, and shall be determined as though such members filed on a consolidated basis with Spinco as the common parent.
(b)    Following the filing of the SEACOR Consolidated Return for the taxable year ending on December 31, 2013, SEACOR shall calculate the NOL, if any, of the Spinco Group or the taxable income (as computed for federal income tax purposes), if any, of the Spinco Group, in each case for the taxable period beginning on January 1, 2013 and ending (with respect to the Spinco Group) on the Closing Date as reflected in such Seacor Consolidated Return, and
(i)    if an NOL is calculated and SEACOR made a payment to Spinco pursuant to Section 2.03(a), then SEACOR shall calculate the excess, if any, of (x) 35% of such NOL over (y) the amount of such prior payment, and if the amount of such excess is a positive number, then SEACOR shall pay, or cause to be paid, to Spinco the amount of such excess, or if the amount of such excess is a negative number, then Spinco shall pay, or cause to be paid, to SEACOR the amount of such excess (viewed as a positive number);
(ii)    if an NOL is calculated and Spinco made a payment to SEACOR pursuant to Section 2.03(a), then SEACOR shall pay, or cause to be paid, to Spinco an amount equal to the sum of (x) the amount of such prior payment and (y) 35% of such NOL;
(iii)    if taxable income is calculated and SEACOR made a payment to Spinco pursuant to Section 2.03(a), then Spinco shall pay, or cause to be paid, to SEACOR an amount equal to the sum of (x) the amount of such prior payment and (y) 35% of such taxable income; or
(iv)    if taxable income is calculated and Spinco made a payment to SEACOR pursuant to Section 2.03(a), then SEACOR shall calculate the excess, if any, of (x) 35% of such taxable income over (y) the amount of such prior payment, and if the amount of such excess is a positive number, then Spinco shall pay, or cause to be paid, to SEACOR the amount of such excess, or if the amount of such excess is a negative number, then SEACOR shall pay, or cause to be paid, to Spinco the amount of such excess (viewed as a positive number).
For purposes of determining the NOL or taxable income of the Spinco Group for such portion of 2013, such NOL or taxable income shall be computed solely by reference to the members of the Spinco Group that are members of the SEACOR Consolidated Group for such portion of 2013, and shall be determined as though such members filed on a consolidated basis with Spinco as the common parent.

(c)    SEACOR shall prepare and deliver to Spinco a schedule showing in reasonable detail SEACOR's calculation of any amount payable by SEACOR to Spinco pursuant to Section 2.03(a) or (b) or any amount payable by Spinco to SEACOR pursuant to Section 2.03(a) or (b), as the case may be, and, subject to Section 5.01, Spinco shall pay to SEACOR, or SEACOR shall pay to Spinco, as applicable, the amount shown on such schedule no later than fifteen days following the delivery of such schedule by SEACOR to Spinco.
Section 2.04.    Preparation of Tax Returns.
(a)    SEACOR shall prepare and timely file (taking into account applicable extensions) all SEACOR Consolidated Returns, and shall pay all Taxes (subject to any indemnification rights it may have against Spinco) and shall be entitled to all refunds shown to be due and payable on such Tax Returns.
(b)    Unless otherwise required by a Taxing Authority, the Parties agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted by Spinco or any of its Subsidiaries on the Closing Date after the completion of the Distribution as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. SEACOR shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.
Section 2.05.    Payment of Sales, Use or Similar Taxes. All Transfer Taxes, to the extent of $200,000, shall be borne equally by SEACOR on the one hand and Spinco on the other, and any such Transfer Taxes in excess of $200,000 shall be borne solely by SEACOR. Notwithstanding anything in Section 2.04 to the contrary, the Party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file such Tax Returns, subject to any indemnification rights it may have against the other Party, which shall be paid in accordance with Section 2.01(c). Spinco, SEACOR and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Taxing Authorities.
Section 2.06.    Audits and Proceedings.
(a)    Notwithstanding any other provision hereof, if after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.01, the Indemnified Party shall promptly deliver such Tax Notice to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that the Indemnifying Party is more than insignificantly prejudiced by the Indemnified Party's failure to deliver such Tax Notice. The Indemnifying Party shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice; provided that, in all events, SEACOR shall have the right to participate, at its own expense, in any Tax audit or proceeding relating to Transaction Taxes. The Indemnifying Party shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject, in the case of a compromise or settlement that would materially adversely affect the Indemnified Party, to the Indemnified Party's consent, which consent shall not be unreasonably withheld. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within 15 days after a Final Determination of such Tax liability.
(b)    If, as a result of a Final Determination or a carryback described in Section 2.07(b), there is an adjustment that would have the effect of increasing or decreasing the Spinco Group's NOL or taxable income (as computed for federal income tax purposes) for any Pre-Closing Period, then Spinco shall pay, or cause to be paid, to SEACOR an amount equal to 35% of any decrease in such NOL or increase in such taxable income or SEACOR shall pay, or cause to be paid, to Spinco an amount equal to 35% of any increase in such NOL or decrease in such taxable income, as applicable. For purposes of determining the NOL or taxable income of the Spinco Group for such taxable period, such NOL or taxable income shall be computed solely by reference to the members of the Spinco Group that are members of the SEACOR Consolidated Group for such taxable period, and shall be determined as though such members filed on a consolidated basis with Spinco as the common parent.

Section 2.07.    Amended Returns; Carrybacks.
(a)    Except as required by Law, without the prior written consent of Spinco or one of its Affiliates, SEACOR may not amend any SEACOR Consolidated Return with respect to any Pre-Closing Period to the extent such amendment materially adversely affects the Tax liability of Spinco or any of its Affiliates.
(b)    To the extent permitted by applicable Law, neither Spinco nor any of its Affiliates shall carry back any federal income Tax Item to a Pre-Closing Period.
Section 2.08.    Refunds. Any refund of federal income Tax received from a Taxing Authority by any member of the SEACOR Group or the Spinco Group with respect to a SEACOR Consolidated Return shall be the property of the SEACOR Group, regardless of whether all or any portion of such refund is attributable to any credit or deduction of any member of the Spinco Group. The Parties acknowledge and agree that this Agreement is intended to create a debtor-creditor relationship between the parties, and that no member of the SEACOR Group shall be treated as receiving any such refund of federal income Tax as an agent or trustee of any member of the Spinco Group.
Section 2.09.    Earnings and Profits Allocation. SEACOR will advise Spinco in writing of the decrease in SEACOR earnings and profits attributable to the Distribution under Section 312(h) of the Code on or before the first anniversary of the Distribution.
ARTICLE III
TAX-FREE STATUS OF THE DISTRIBUTION
Section 3.01.    Representations and Warranties.
(a)    Spinco. Spinco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in (i) the IRS Ruling, (ii) the Opinion, (iii) each submission to the IRS in connection with the IRS Ruling, (iv) the representation letter from SEACOR addressed to Counsel supporting the Opinion, (v) the representation letter from Spinco addressed to Counsel supporting the Opinion and (vi) any other materials delivered or deliverable by SEACOR or Spinco in connection with the rendering by Counsel of the Opinion and the issuance by the IRS of the IRS Ruling (all of the foregoing, collectively, the “Tax Materials”), to the extent descriptive of the Spinco Group (including the plans, proposals, intentions and policies of the Spinco Group), are, or will be from the time presented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.
(b)    SEACOR. SEACOR hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to Spinco and (ii) the facts presented and the representations made therein, to the extent descriptive of the SEACOR Group (including the plans, proposals, intentions and policies of the SEACOR Group), are, or will be from the time presented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.
(c)    No Contrary Knowledge. Each of SEACOR and Spinco represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Recapitalization or the Distribution to be other than the Tax-Free Status of the Transactions.
(d)    No Contrary Plan. Each of SEACOR and Spinco represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.
Section 3.02.    Restrictions Relating to the Distribution.
(a)    General. Neither SEACOR nor Spinco shall, nor shall SEACOR or Spinco permit any SEACOR Entity or any Spinco Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of SEACOR Disqualifying Action and Spinco Disqualifying Action, respectively.
(b)    Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Spinco:
(i)    shall continue and cause to be continued the active conduct of the Aviation Business (as such term is defined in the submissions to the IRS in connection with the IRS Ruling), in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution.
(ii)    shall not voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes).
(iii)    shall not (A) enter into any Proposed Acquisition Transaction or, to the extent Spinco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (B) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (C) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (D) merge or consolidate with any other Person or (E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) that in the aggregate (and taking into account any other transactions described in this Section 3.02(b)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Spinco or otherwise jeopardize the Tax-Free Status of the Transactions.
(iv)    shall not, and shall not permit any member of its SAG to, sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the gross assets of Spinco or more than 30% of the consolidated gross assets of Spinco and members of its SAG. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm's-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco (or any member of its SAG). The percentages of gross assets or consolidated gross assets of Spinco or its SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco and the members of its SAG as of the Closing Date. For purposes of this Section 3.02(b)(iv), a merger of Spinco (or a member of its SAG) with and into any Person shall constitute a disposition of all of the assets of Spinco or such member.
(c)    Notwithstanding the restrictions imposed by Section 3.02(b), during the Restriction Period, Spinco may proceed with any of the actions or transactions described therein, if (i) Spinco shall first have requested SEACOR to obtain a supplemental ruling or an Unqualified Tax Opinion in accordance with Section 3.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and SEACOR shall have received such a supplemental ruling or Unqualified Tax Opinion in form and substance reasonably satisfactory to it or (ii) SEACOR shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, SEACOR shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Transactions and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.
(d)    Certain Issuances of Capital Stock. If Spinco proposes to enter into any Section 3.02(d) Acquisition Transaction or, to the extent Spinco has the right to prohibit any Section 3.02(d) Acquisition Transaction, proposes to permit any Section 3.02(d) Acquisition Transaction to occur, in each case, during the Restriction Period, Spinco shall provide SEACOR, no later than ten (10) days following the signing of any written agreement with respect to any Section 3.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Spinco capital stock to be issued in such transaction).
(e)    Tax Reporting. Each of SEACOR and Spinco covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any income or franchise Tax Return that is inconsistent with the Tax-Free Status of the Transactions.
Section 3.03.    Procedures Regarding Opinions and Rulings.
(a)    If Spinco notifies SEACOR that it desires to take one of the actions described in Section 3.02(b) (a “Notified Action”), SEACOR shall cooperate with Spinco and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Spinco to take the Notified Action unless SEACOR shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, SEACOR shall apply for such ruling and SEACOR and Spinco shall jointly control the process of obtaining such ruling. In no event shall SEACOR be required to file any ruling request under this Section 3.03(a) unless Spinco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the Spinco Group contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Spinco shall reimburse SEACOR for all reasonable costs and expenses incurred by the SEACOR Group in obtaining a ruling or Unqualified Tax Opinion requested by Spinco within ten (10) days after receiving an invoice from SEACOR therefor.
(b)    SEACOR shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If SEACOR determines to obtain such ruling or opinion, Spinco shall (and shall cause each Spinco Entity to) cooperate with SEACOR and take any and all actions reasonably requested by SEACOR in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided that Spinco shall not be required to make (or cause a Spinco Entity to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining such ruling, SEACOR shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. SEACOR and Spinco shall each bear its own costs and expenses in obtaining a ruling or Unqualified Tax Opinion requested by SEACOR.
(c)    Except as provided in Sections 3.03(a) and (b), neither Spinco nor any Spinco Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Recapitalization or Distribution (including the impact of any transaction on the Recapitalization or Distribution).
ARTICLE IV
COOPERATION
Section 4.01.    General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, at each Party's own cost:
(a)    the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(b)    the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries;
(c)    the use of the Party's reasonable best efforts to obtain any documentation in connection with a Tax Matter; and
(d)    the use of the Party's reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.
Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.
Section 4.02.    Retention of Records. SEACOR and Spinco shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE V
MISCELLANEOUS
Section 5.01.    Dispute Resolution. The Parties shall appoint a nationally-recognized independent public accounting firm (the “Accounting Firm”) to resolve any dispute as to matters covered by this Agreement. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by SEACOR and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final, conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of SEACOR and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.
Section 5.02.    Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between SEACOR or a SEACOR Entity, on the one hand, and Spinco or a Spinco Entity, on the other (other than this Agreement, the Distribution Agreement and any other Ancillary Agreement), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of SEACOR or a SEACOR Entity, or Spinco or a Spinco Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.
Section 5.03.    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.
Section 5.04.    Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.
Section 5.05.    Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of SEACOR without the prior approval of any Person, including Spinco. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.
Section 5.06.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.
Section 5.07.    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
Section 5.08.    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that SEACOR may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of SEACOR; provided, however, that, in each case, no such assignment shall release SEACOR from any liability or obligation under this Agreement. Except as provided in Article II with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 5.09.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.
Section 5.10.    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
Section 5.11.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, and clause are references to the Articles, Sections and clauses of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) SEACOR and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person's successors and permitted assigns.
Section 5.12.    Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually-executed counterpart of this Agreement.
Section 5.13.    Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.
Section 5.14.    Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.
Section 5.15.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered mail, postage prepaid, or by facsimile or e-mail transmission to:
Seacor at: SEACOR Holdings Inc.
2200 Eller Drive, P.O. Box 13038
Fort Lauderdale, Florida 33316
Attn: Chief Financial Officer
[fax #]
[e-mail address]

Spinco at: Era Group Inc.
818 Town & Country Boulevard, Suite 200
Houston, Texas 77024
Attn: Chief Financial Officer
[fax #]
[e-mail address]
or to such other address as any Party may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile or e-mail transmission shall be deemed delivered on the day of transmission provided confirmation of receipt is obtained promptly after completion of transmission.
Section 5.16.    Applicable Law. This Agreement and all claims arising therefrom or with respect thereto shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York without regard to any choice or conflict of laws, rules or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
SEACOR Holdings Inc.

By
    [name]    [title]

Era Group Inc.

By
    [name]    [title]